Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Separation Agreement”) is entered into as of June 20, 2008, by and between Randall D. Stilley (“Executive” or “you”) and Hercules Offshore, Inc. (the “Company”), and confirms the agreement that has been reached with you in connection with your resignation from the Company.
     1. Termination of Employment. You agree to resign from the Company and to cease to be employed by the Company in any capacity and to resign from all executive positions you then hold with the Company and its subsidiaries, in each case effective as of June 20, 2008 (the “Separation Date”). You also agree to resign as a member of the Board of Directors of the Company (and as a director of any of the Company’s subsidiaries) effective immediately. You further agree to execute any additional documents necessary to effectuate the foregoing.
     2. Separation Pay and Benefits. In consideration of your execution of this Separation Agreement and your compliance with its terms and conditions, the Company agrees to pay or provide you (subject to the terms and conditions set forth in this Separation Agreement) with the benefits described in this paragraph 2 and to adhere to the nondisparagement restrictions set forth in paragraph 4b below. The benefits below shall be in full satisfaction of the Company’s obligations under the terms of the Executive Employment Agreement dated as of November 6, 2006, as amended (the “Employment Agreement”), by and between you and the Company, and all applicable cash or equity incentive compensation plans and agreements under which you have any rights or benefits, and in consideration of your additional agreements in this Agreement. In addition, you acknowledge and agree that, except as provided herein, you are no longer eligible to participate in and shall not receive any further payments or benefits under any stock option, bonus, incentive compensation, employment contract, or medical, dental, life insurance, retirement, perquisite and other compensation or benefit agreements, plans or arrangements of the Company.
          a. The Company shall continue to pay you at your current rate of base salary and benefits through the Separation Date, in accordance with the Company’s payroll practices.
          b. The Company shall pay you an aggregate of $2,058,878 (the “Separation Amount”), which you acknowledge equals two times the sum of (i) your current annual base salary ($700,000) and (ii) the bonus paid to you in respect of the Company’s 2007 fiscal year ($329,439). The Separation Amount shall be paid to you on December 23, 2008. There shall be deducted from the payment of the Separation Amount all applicable federal, state and local withholding taxes and other appropriate deductions.

          c. Beginning on the Separation Date and continuing until February 28, 2010 (the “Benefit Continuation Period”), the Company shall provide you and your dependents with continued coverage under the Company’s welfare benefit plans hereto at the cost in effect at the Separation Date; provided that, to the extent you become eligible for medical insurance from a subsequent employer, the Company’s medical insurance shall become secondary to such subsequent employer’s medical insurance; and provided, further, however, that with respect to health and medical benefits, to the extent such coverage cannot be extended or provided, the Company will pay during the period described above the applicable premium under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), associated with such benefits. In addition, to the extent that health and medical benefits are provided to you through COBRA and the Benefit Continuation Period extends beyond the period in which you are eligible for health and welfare benefits under COBRA (generally eighteen months following the Separation Date), the Company shall provide you with a lump sum amount equal to the then current cost of the employer-provided health and medical benefits (other than group health plans) provided to you and your dependents, as of the Separation Date, calculated for the period from the date on which you are no longer eligible for health and medical benefits under COBRA until the expiration of the Benefit Continuation Period. Such amount shall be paid to you on January 2, 2009.
          d. The parties acknowledge and agree that you are party to Stock Option Agreements (the “Option Agreements”) under which you have been granted stock options to purchase shares of common stock of the Company (the “Options”) pursuant to the terms of the Hercules Offshore 2004 Long-Term Incentive Plan (the “2004 LTIP”), as follows:

		Unvested
	Vested Options	Options as	Exercise	Remaining Vesting
Grant Date	as of 6/20/2008	of 6/20/2008	Price	Dates (out of 4)
11/1/2005	285,000	95,000	$20.00	11/1/2008
2/12/2007	33,333	66,667	$25.34	2/12/2009; 2/12/2010
2/14/2008	0	110,000	$25.64	2/14/2009; 2/14/2010; 2/14/2011
In accordance with, and subject to, the terms and conditions of the Option Agreements, all unvested options as of June 20, 2008 will vest on the Separation Date and you shall be entitled to exercise all vested Options held by you as of the Separation Date until the earlier to occur of the third anniversary of the Separation Date or the original expiration date of the Options as set forth in the 2004 LTIP or applicable Option Agreements.
          e. The Company also agrees that, notwithstanding the terms of the Restricted Stock Agreements between you and the Company, dated February 12, 2007 and February 14, 2008, as of the Separation Date all restrictions shall lapse with respect to the 20,000 shares of restricted stock originally granted to you pursuant to the terms of the Restricted Stock Agreement dated February 12, 2007 (the “Vested Shares”). You acknowledge and agree, however, that in accordance with the terms of the Restricted Stock Agreement between you and the Company, dated February 12, 2007 and February 14, 2008, as of the Separation Date you shall have no further rights with respect to the 49,000 shares of restricted stock granted under the Restricted Stock Agreement dated February 14, 2008.
     3. Accrued Benefits. You will be paid for any accrued but unused vacation days, and for unreimbursed business expenses (in accordance with usual Company policies and practices, and in no event later than the calendar year following the year in which the expenses are incurred), to the extent not theretofore paid. In addition, following the Separation Date, you will be entitled to receive vested amounts payable to you under the Company’s 401(k) plan and other retirement and deferred compensation plans in accordance with the terms of such plans and applicable law. Except as specifically set forth herein, your participation in all Company plans shall remain subject to the terms and conditions of such plans as in effect from time to time and you agree that such terms and conditions are binding on you and the Company.
     4. Return of Company Property. You agree that, on or before the Separation Date, you will have returned to the Company any physical or personal property that is the property of the Company, its subsidiaries and its affiliates that you have in your possession, custody or control, including without limitation all Company files, memoranda, records and other documents in whatever form, and all copies thereof, and all Company badges, keys and credit cards.
     5. Nondisparagement.
          a. You agree that you will not, with intent to damage, disparage or encourage or induce others to disparage any of the Company, its subsidiaries and affiliates, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”).
          b. The Company agrees that neither the Company formally nor any director or officer, with intent to damage you, will disparage you or encourage or induce others to disparage you.
          c. For the purposes of this Separation Agreement, the term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons or of your business or (ii) the business reputation of the Company Entities and Persons or of you. Nothing in this Separation Agreement is intended to, or shall, prevent either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

     6. Cooperation.
          a. The parties agree that they will reasonably cooperate with each other, and their respective counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your service with the Company by providing truthful information, provided that in your case, such cooperation does not unreasonably interfere with your then current professional and personal commitments. The Company agrees to promptly reimburse you for reasonable out-of-pocket expenses reasonably incurred by you in connection with your cooperation pursuant to this paragraph.
          b. You agree that, in the event you are subpoenaed or otherwise required by any person or entity (including, but not limited to, any government agency) to give testimony or produce documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company, you will, to the extent not legally prohibited from doing so, give prompt notice of such request to the General Counsel of the Company so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require you to violate your obligation to comply with valid legal process.
          c. You agree to provide, upon request, the Company with any information regarding discussions you have held with third parties regarding potential transactions with the Company, and to cooperate with the Company with respect to any disclosure requirements the Company may have with respect thereto.
          d. You agree to cooperate with the Company in connection with its filings with the Securities and Exchange Commission.
     7. Restrictive Covenants.
          a. You acknowledge and agree that you continue to be bound by the covenants set forth in Sections 10, 11 (subject to paragraph 7b below), 12 and 13 of the Employment Agreement, and such provisions shall survive the termination of the Employment Agreement.
          b. Notwithstanding the foregoing, the Company hereby agrees that the restrictions set forth in subsections (a) and (c) of Section 11 of the Employment Agreement shall terminate and be of no further force and effect from and after the Effective Date.
     8. Company Covenants. The Company acknowledges and agrees that it shall continue to be bound by the provisions of Section 9 of the Employment Agreement and such provision shall survive the termination of the Employment Agreement. Notwithstanding the above, you and the Company hereby acknowledge that the payments made and the benefits provided pursuant to this Separation Agreement are not being paid or provided on account of or in connection with a change in ownership or control of the Company.
     9. Waiver.
          a. You agree that, in consideration of the benefits to be provided to you under this Separation Agreement, YOU HEREBY WAIVE, RELEASE AND FOREVER DISCHARGE ANY AND ALL KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED, CLAIMS AND RIGHTS WHICH YOU EVER HAD, NOW HAVE OR MAY HAVE AGAINST THE COMPANY AND ANY OF ITS SUBSIDIARIES OR AFFILIATED COMPANIES, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, CURRENT AND FORMER OFFICERS, AGENTS, BOARD OF DIRECTORS MEMBERS, REPRESENTATIVES AND EMPLOYEES, VARIOUS BENEFITS COMMITTEES, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, HEIRS, EXECUTORS AND PERSONAL AND LEGAL REPRESENTATIVES, BASED ON ANY ACT, EVENT OR OMISSION OCCURRING BEFORE YOU EXECUTE THIS SEPARATION AGREEMENT, ARISING OUT OF, DURING OR RELATING TO YOUR EMPLOYMENT OR SERVICES WITH THE COMPANY OR THE TERMINATION OF SUCH EMPLOYMENT OR SERVICES, EXCEPT AS PROVIDED BELOW (“CLAIMS”). This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, §2601 et. seq., the Texas Labor Code, Chapters 21 and 22, each as amended, any comparable state laws, any contract of employment, express or implied; any provision of the United States or of a state; any provision of any other law, common or statutory, of the United States, or any applicable state. Notwithstanding the foregoing, nothing contained in this paragraph 8a shall (i) impair any rights or potential claims that you may have under the federal Age Discrimination in Employment Act of 1967 (the “ADEA”) subject to paragraph 8c; (ii) be construed to prohibit Executive from bringing appropriate proceedings to enforce this Separation Agreement; (iii) effect any rights of indemnification, or to be held harmless, or any coverage under directors and officers liability insurance or rights or claims of contribution that you have or (iv) any rights as a shareholder of the Company.
          b. The Company has advised you to consult with an attorney of your choosing prior to signing this Separation Agreement. You represent that you understand and agree that you have the right and have been given the opportunity to review this Separation Agreement and the ADEA Release attached hereto, with an attorney. You further represent that you understand and agree that the Company is under no obligation to offer this Separation Agreement, and that you are under no obligation to consent to the waiver.
          c. You represent that neither you nor your heirs, agents, representatives or attorneys have filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim that you are releasing in this Separation Agreement. You represent that you have not brought or filed, and to the extent permitted by law will not bring or file, any claim, charge, or action with respect to any Claim against the Company Entities and Persons, or any of them, and, except as prohibited by law, agree not to seek any recovery arising out of, based upon, or relating to matters released hereunder.
          d. In accordance with the ADEA release contained in Exhibit A hereto (the “ADEA Release”), you shall have twenty-one (21) days from the date of this Agreement to consider the ADEA Release and once you have signed the ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to the ADEA Release. Any such revocation shall be made in writing so as to be received by the Company prior to the eighth (8th) day following your execution of the ADEA Release. If no such revocation occurs, the ADEA Release shall become effective on the eighth (8th) day following your execution of the ADEA Release (the “Effective Date”). Notwithstanding anything in this Agreement to the contrary, in the event that you fail to sign the ADEA Release within 21 days or you revoke your ADEA Release thereafter as provided above, this Separation Agreement shall remain in full force and effect but the Company shall have no obligation to provide the benefits in paragraphs 2b, 2e or 5b above.
     10. Enforcement. If any provision of this Separation Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. Additionally, the parties agree that in the event of any breach of the terms of paragraphs 4, 5, 6 and 7 the other party may seek injunctive and other equitable relief. In addition, you agree that your willful and knowing failure to return Company property that relates to the maintenance of security of the Company Entities and Persons or the maintenance of Proprietary Information shall entitle the Company to such injunctive and other equitable relief.
     11. No Admission. This Separation Agreement is not intended, and shall not be construed, as an admission that either you or the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

     12. Successor. This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
     13. Choice of Law. This Separation Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to the principles of conflicts of law.
     14. Entire Agreement. You acknowledge that this Separation Agreement constitutes the complete understanding between the Company and you, and, supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities and Persons, including your Employment Agreement, which shall terminate on the Separation Date, except for the provisions of Sections 9, 10, 11, 12 and 13 of the Employment Agreement which shall survive such termination. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Separation Agreement.
     15. Effective Date. You may accept this Separation Agreement by signing it and returning it to John T. Reynolds, Chairman, c/o James W. Noe, Hercules Offshore, Inc., 9 Greenway Plaza, Suite 2200, Houston, Texas 77046. The effective date of this Separation Agreement shall be the date it is signed by both parties, provided that the provisions of paragraphs 2b, 2e and 5b shall not become effective until the Effective Date, as defined in paragraph 9d. In the event you do not accept this Separation Agreement as set forth above, this Separation Agreement, including but not limited to the obligation of the Company to provide the payments and other benefits described herein, shall be deemed automatically null and void.
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     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

Signature:	/s/ Randall D. Stilley	Date:	June 22, 2008
Randall D. Stilley

HERCULES OFFSHORE, INC.

By:	/s/ John T. Reynolds	Date:	June 20, 2008

Title: John T. Reynolds, Chairman of the Board

SCHEDULE I
List of Welfare Benefit Plans1
The Hercules Offshore, Inc. Medical, Dental, Vision and Prescription Drug Benefits Plan
The Hercules Offshore, Inc. Life Insurance Plan
The Hercules Offshore, Inc. Accidental Death & Dismemberment Plan
The Hercules Offshore, Inc. Short Term Disability Plan
The Hercules Offshore, Inc. Long Term Disability Plan
The Hercules Offshore, Inc. Welfare Benefit Plan
The Hercules Offshore, Inc. 401(k) Plan
The Hercules Offshore, Inc. Deferred Compensation Plan

[1]	Section 4(b)(iv) of the Employment Agreement provides that the Executive and/or his dependents shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies to the extent applicable generally to similarly situated executives of the Company.

EXHIBIT A
WAIVER OF RIGHTS UNDER THE
AGE DISCRIMINATION AND EMPLOYMENT ACT
1. RANDALL D. STILLEY (“EXECUTIVE” OR “YOU”) KNOWINGLY AND VOLUNTARILY, ON BEHALF OF YOURSELF AND YOUR AGENTS, ATTORNEYS, SUCCESSORS, ASSIGNS, HEIRS AND EXECUTORS, RELEASES AND FOREVER DISCHARGES HERCULES OFFSHORE, INC. (THE “COMPANY”) AND ALL OF ITS SUBSIDIARIES AND AFFILIATES, TOGETHER WITH ALL OF THEIR RESPECTIVE PAST AND PRESENT DIRECTORS, MANAGERS, OFFICERS, SHAREHOLDERS, PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS AND SERVANTS, REPRESENTATIVES, ADMINISTRATORS AND FIDUCIARIES (EXCEPT THAT IN THE CASE OF AGENTS, REPRESENTATIVES, ADMINISTRATORS, ATTORNEYS AND FIDUCIARIES, ONLY TO THE EXTENT IN ANY WAY RELATED TO THEIR EMPLOYMENT WITH, OR THE BUSINESS AFFAIRS OF THE COMPANY) AND EACH OF THEIR PREDECESSORS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) FROM ANY AND ALL CLAIMS, CHARGES, COMPLAINTS, PROMISES, AGREEMENTS, CONTROVERSIES, LIENS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, SUITS, DISPUTES, JUDGMENTS, DEBTS, BONDS, BILLS, COVENANTS, CONTRACTS, VARIANCES, TRESPASSES, EXECUTIONS, DAMAGES AND LIABILITIES OF ANY NATURE WHATSOEVER RELATING IN ANY WAY TO YOUR RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED (THE “ADEA”), WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, WHICH AGAINST YOU OR YOUR EXECUTORS, ADMINISTRATORS, SUCCESSORS OR ASSIGNS EVER HAD, NOW HAVE, OR MAY HEREAFTER CLAIM TO HAVE AGAINST THE RELEASEES IN LAW OR EQUITY, BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER ARISING ON OR BEFORE THE DATE THIS ADEA RELEASE IS EXECUTED BY YOU, AND WHETHER OR NOT PREVIOUSLY ASSERTED BEFORE ANY STATE OR FEDERAL COURT OR BEFORE ANY STATE OR FEDERAL AGENCY OR GOVERNMENTAL ENTITY (THE “ADEA RELEASE”). This ADEA Release includes, without limitation, any rights or claims relating in any way to your employment relationship with the Company or any of the Releasees, or the termination thereof, arising under the ADEA, including compensatory damages, punitive damages, attorney’s fees, costs, expenses, and any other type of damage or relief. You represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating to any of the matters set forth in this ADEA Release. You further agree that you shall not be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this ADEA Release.

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2. The Company has advised you to consult with an attorney of your choosing prior to signing this ADEA Release. You represent that you understand and agree that you have the right and have been given the opportunity to review this ADEA Release with an attorney. You further represent that you understand and agree that the Company is under no obligation to offer you this ADEA Release, and that you are under no obligation to consent to the ADEA Release, and that you have entered into this ADEA Release freely and voluntarily.
3. You shall have twenty-one (21) days to consider this ADEA Release, and once you have signed this ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to this ADEA Release. Any such revocation shall be made in writing so as to be received by the Company prior to the eighth (8th) day following your execution of this ADEA Release. If no such revocation occurs, this ADEA Release shall become effective on the eighth (8th) day following your execution of this ADEA Release (the “Effective Date”). In the event that you revoke your consent, this ADEA Release shall be null and void
IN WITNESS WHEREOF, the Executive has executed this ADEA Release as of the date set forth below.

Randall D. Stilley

Date

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